----------------------------------
                                                          OMB APPROVAL
                                              ----------------------------------
                                              OMB Number:              3235-0167
                                              Expires:          October 31, 2007
                                              Estimated average burden
                                              hours per response .......... 1.50
                                              ----------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 000-29184

                               EGGHEAD.COM, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                        P.O. Box 1247, Sonoma, CA 95476
--------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                      ALL
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)


--------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)  [X]        Rule 12h-3(b)(1)(i)  [X]
             Rule 12g-4(a)(1)(ii) [ ]        Rule 12h-3(b)(1)(ii) [ ]
             Rule 12g-4(a)(2)(i)  [ ]        Rule 12h-3(b)(2)(i)  [ ]
             Rule 12g-4(a)(2)(ii) [ ]        Rule 12h-3(b)(2)(ii) [ ]
                                             Rule 15d-6           [ ]

      Approximate number of holders of record as of the certification or notice date: None. All stock cancelled in connection with confirmation of plan.

      Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 26, 2005                 By: /s/ Sandi Colabianchi
      ----------------------              -------------------------------
                                          Sandi Colabianchi, Attorney for
                                          Charles Sims, Trustee of
                                          Bankruptcy Estate of Egghead.com, Inc.

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

                  PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
SEC 2069 (09-03)  DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.